Name:
ID:
Grant Number:
Number of Shares of Stock subject to the Stock Option:
Stock Option Type:
Exercise Price Per Share:
Date of Grant:

EXHIBIT 10.10

ASTRA SPACE, INC.
2021 OMNIBUS Incentive Plan

Stock Option Agreement

This agreement (this “Agreement”) evidences a stock option granted by Astra Space, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Astra Space, Inc. 2021 Omnibus Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.
Grant of Stock Option. The Company hereby grants to the Participant on the date set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, pursuant to and subject to the terms set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case 7subject to adjustment pursuant to Section 8 of the Plan in respect of transactions described therein occurring after the date hereof.

The Stock Option evidenced by this Agreement is designated as an incentive stock option under the Code and is granted to the Participant in connection with the Participant’s Employment. If the aggregate fair market value of the Shares on the date of the grant with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary of the Company, exceeds $100,000, then the Stock Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements of Section 422 of the Code. If and to the extent that the Stock Option fails to qualify as an incentive stock option under the Code, the Stock Option shall remain outstanding according to its terms as a nonqualified stock option.

The Participant understands that favorable incentive stock option tax treatment is available only if the Stock Option is exercised while the Participant is an employee of the Company or a subsidiary of the Company or within a period of time specified in the Code after the Participant ceases to be an employee. The Participant understands that the Participant is responsible for the income tax consequences of the Stock Option, and, among other tax consequences, the Participant understands that he or she may be subject to the alternative minimum tax under the Code in the year in which the Stock Option is exercised. The Participant will consult with Participant’s tax adviser regarding the tax consequences of the Stock Option.

The Participant agrees that the Participant shall immediately notify the Company in writing if the Participant sells or otherwise disposes of any Shares acquired upon the exercise of the Stock Option and such sale or other disposition occurs on or before the later of (i) two years after the Date of Grant or (ii) one year after the exercise of the Stock Option. The Participant also agrees to provide the Company with any information requested by the Company with respect to such sale or other disposition.

2.
Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means that the Stock Option (or portion thereof) is then exercisable. The Stock Option shall be eligible to vest, if at all, in accordance with the terms set forth on Exhibit A hereto.

The right of exercise shall be cumulative so that to the extent the Stock Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date (as defined below) or the termination of this Stock Option under Section 3 hereof or the Plan.

3.
Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to a beneficiary or permitted transferee, the beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full of the exercise price by cash or check, or if acceptable to the Administrator, through a broker-assisted exercise program or such other means as prescribed by the Administrator. The latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.
4.
Cessation of Employment. If the Participant’s Employment ceases, except as expressly provided for in any agreement between the Participant and the Company or its Affiliates that is in effect at the time of such termination or as otherwise set forth on Exhibit A, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable until the earlier of (i) the Final Exercise Date or (ii) the expiration of the period described in Section 6.4 of the Plan; provided, however, that if the Participant’s Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith), any vested portion of the Stock Option that is then outstanding will be immediately terminated for no consideration.
5.
Restrictions on Transfer. The Stock Option may not be transferred except as expressly permitted under Section 6.3 of the Plan.
6.
Forfeiture; Recovery of Compensation.
(a)
The Stock Options, and the proceeds from the exercise and/or disposition of the Shares, are subject to forfeiture and disgorgement to the Company, with interest and related earnings, if at any time the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, including, without limitation, engaging at any time in conduct which would give rise to the Company’s right to terminate the Participant’s Employment for Cause.
(b)
By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6.6 of the Plan (including any successor provisions). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Stock Option. Nothing in the preceding sentence will be construed as limiting the general application of Section 9 of this Agreement.
7.
Withholding. The Participant expressly acknowledges and agrees that, pursuant to Section 6.7 of the Plan, the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld, if any. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy all such withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 8.
8.
Effect on Employment. This grant of the Stock Option will not give the Participant any right to be retained in the Employment of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to terminate the Participant’s Employment at any time, or affect any right of the Participant to terminate his or her Employment with the Company at any time.
9.
Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
10.
Entire Agreement. This Agreement and the Plan constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, whether express or implied and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof (including any description of any equity award that may have been contained in any offer letter or otherwise).
11.
Acknowledgements. The Participant acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature or Docusign, which, in each case, will constitute an original signature for all purposes hereunder, and (c) the Participant must execute and return a copy of this Agreement to the Company within ninety (90) days after the Agreement is made available to the Participant.

EXHIBIT A

Vesting Schedule

Unless earlier terminated, forfeited, relinquished, or expired, subject to the Participant’s continued Employment through each applicable vesting date, twenty-five percent (25%) of the shares underlying the Stock Options will vest on the First Vesting Date (as defined below) and thereafter 6.25% of the Stock Options will vest in quarterly installments on each Quarterly Vesting Date, immediately following the First Vesting Date. The number of shares underlying the Option that will vest on each Quarterly Vesting date will be rounded down to the nearest whole Share, except as to the last vesting date, with respect to which all remaining Stock Options will vest, such that one hundred percent (100%) the original number of Shares will vest on the Quarterly Vesting Date immediately preceding the fourth (4th) anniversary of the First Vesting Date. Notwithstanding the foregoing, if the Participant fails to execute the Agreement within ninety (90) days after the Agreement is made available to the Participant, in accordance with Section 11 of the Agreement, the Participant’s right to acquire any shares subject to the unvested Stock Options will immediately terminate.

For this purpose, the following terms have the following meanings:

“First Vesting Date” means ________

“Quarterly Vesting Date” means February 15, May 15, August 15 and November 15 of each year during which these Stock Options vest.